Exhibit 8.1

[DEBEVOISE & PLIMPTON LLP LETTERHEAD]

August 24, 2015

Delta Air Lines, Inc.

1030 Delta Boulevard

Atlanta, Georgia 30354

Delta Air Lines, Inc.

Pass Through Certificates, Series 2015-1

Ladies and Gentlemen:

We have acted as special United States tax counsel to Delta Air Lines, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 filed on August 10, 2015 (Registration No. 333-206258) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and in connection with the issuance and sale by the Company today of $312,524,000 face amount of Pass Through Certificates, Series 2015-1AA (the “Class AA Certificates”), $69,449,000 face amount of Pass Through Certificates, Series 2015-1A (the “Class A Certificates”) and $118,027,000 face amount of Pass Through Certificates, Series 2015-1B (the “Class B Certificates” and, together with the Class AA Certificates and Class A Certificates, the “Pass Through Certificates”) pursuant to the Underwriting Agreement, dated August 10, 2015 (the “Underwriting Agreement”), among the Company and Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC, as representatives of the underwriters. The Pass Through Certificates have been issued under the Pass Through Trust Agreement, dated as of November 16, 2000 (the “Pass Through Trust Agreement”), between the Company and U.S. Bank Trust National Association (as successor-in-interest to State Street Bank and Trust Company of Connecticut, National Association), as pass through trustee for the trust relating to each class of Pass Through Certificates (with respect to the Class AA Certificates, the “Class AA Trustee,” with respect to the Class A Certificates, the “Class A Trustee” and with respect to the Class B Certificates, the “Class B Trustee” and, together, the “Trustee”), as amended and supplemented for the Class AA Certificates by the Trust Supplement No. 2015-1AA, dated as of August 24, 2015 (the “Class AA Trust Supplement”), between the Company and the Class AA Trustee (the Pass Through Trust

Delta Air Lines, Inc.	August 24, 2015

Agreement, together with the Class AA Trust Supplement, the “Class AA Trust Agreement”), as amended and supplemented for the Class A Certificates by the Trust Supplement No. 2015-1A, dated as of August 24, 2015 (the “Class A Trust Supplement”), between the Company and the Class A Trustee (the Pass Through Trust Agreement, together with the Class A Trust Supplement, the “Class A Trust Agreement”), and as amended and supplemented for the Class B Certificates by the Trust Supplement No. 2015-1B, dated as of August 24, 2015 (the “Class B Trust Supplement” and, together with the Class AA Trust Supplement and the Class A Trust Supplement, the “Trust Supplements”), between the Company and the Class B Trustee (the Pass Through Trust Agreement, together with the Class B Trust Supplement, the “Class B Trust Agreement” and, together with the Class AA Trust Agreement and the Class A Trust Agreement, the “Trust Agreements”). Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Trust Agreements.

As used herein, the following terms have the following meanings: the term “Prospectus Supplement” means the prospectus supplement, dated August 10, 2015, relating to the Pass Through Certificates, in the form filed with the Commission pursuant to Rule 424(b) under the Act, including the documents incorporated by reference therein. The term “Prospectus” means the base prospectus included in the Registration Statement, as supplemented by, and together with, the Prospectus Supplement, in the forms filed with the Commission pursuant to Rule 424(b) under the Act, including the documents incorporated by reference therein.

In rendering the opinion expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinion, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and the representations and warranties contained in or made pursuant to the Trust Agreements, the Underwriting Agreement, the Intercreditor Agreement, the Participation Agreements, the Indentures, the Liquidity Facilities and any other applicable documents (all of the foregoing, the “Transaction Documents”) and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In addition, we have assumed, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the performance of all covenants and other undertakings set forth in, and the consummation of all transactions contemplated by, the Transaction Documents in accordance with the terms thereof, and (vi) that none of the material terms and conditions of the Transaction Documents have been or will be waived

Delta Air Lines, Inc.	August 24, 2015

or modified and that there are no documents or understandings between the parties that would alter, or are inconsistent with, the terms set forth in the Transaction Documents. We have further assumed that the Pass Through Certificates have been issued, delivered and paid for in accordance with the terms of the Underwriting Agreement.

Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein and in the Prospectus, we are of the opinion that the statements in the Prospectus under the heading “Certain U.S. Federal Income Tax Consequences”, insofar as such statements purport to summarize U.S. federal income tax law or state legal conclusions with respect thereto, are accurate in all material respects.

Our opinion is based upon the tax laws of the United States, as well as judicial and administrative interpretations thereof (in final or proposed form), all as in effect on the date of the Prospectus and all of which are subject to change or differing interpretations, which could apply retroactively. Our opinion is limited to, and no opinion is implied or may be inferred beyond, the matters expressly addressed herein. Our opinion is rendered only as of the date hereof, and we assume no responsibility to advise you or any other person of facts, circumstances, changes in law, or other events or developments that hereafter may occur or be brought to our attention and that may affect the opinion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof and incorporated by reference in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP

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